Exhibit 10.24
EDISON INTERNATIONAL
ESTATE AND FINANCIAL PLANNING PROGRAM
As Amended December 31, 2008
     I. PURPOSE
The purpose of this Estate and Financial Planning Program (the “Program”) is to provide independent professional estate planning, financial planning and income tax preparation services to executives of Edison International and certain affiliates of Edison International.
     II. PARTICIPATION
Participation in the Program is voluntary. Participants may elect to participate in the estate planning, the financial planning and/or the income tax preparation portions of the Program.
     III. ELIGIBILITY
1. Eligibility for this Program is limited to the Executive Officers of Edison International, the Presidents of Edison International affiliates whose participation has been approved by the Chief Executive Officer of Edison International or the Administrator, and such other executives whose participation has been approved by the Chairman of the Board and Chief Executive Officer of Edison International. For purposes of this Program, “Executive Officer” means the Chairman of the Board and Chief Executive Officer, President, Executive Vice Presidents, Senior Vice Presidents, Corporate Vice Presidents and the Corporate Secretary of Edison International and eligible Presidents of an Edison International affiliate. The spouse (other than the surviving spouse of a deceased retired Participant) of a Participant will receive services under this Program only to the extent that his/her estate plan, financial plan, or tax plan or tax return is directly related to that of the Participant.
2. Eligibility will continue as long as the Participant is an Executive Officer of Edison International, or an otherwise qualified and approved Participant, and for five years after retirement as such.
3. Eligibility for this Program will end and benefits will cease upon termination of employment with Edison International or the affiliate, or resignation from Edison International or the affiliate. If a Participant becomes disabled, and because of such disability is unable to continue to work as an executive of Edison International or the affiliate, eligibility for this Program will continue throughout the period of disability.
     IV. SERVICES PROVIDED
1. Services provided under this Program are paid for by Edison International, including any start-up fees and expenses. Services provided will include all requested and necessary estate planning, preparation and implementation of will and trust plans, financial planning and counseling, income tax and retirement tax planning and return preparation and other similar expenses.

2. Services provided under this Program are the only services of this type paid for by Edison International. Edison International will not pay for any services in lieu of the services of this Program. A Participant may not elect to receive a cash payment in lieu of services under this Program, and the right to reimbursement for eligible services is not subject to liquidation or exchange for any other benefit. Services provided are only those services directly related to the estate planning, financial planning and income tax needs of the Participant and his/her spouse as set forth in Section IV, Paragraph 1 (above).
3. Invoices for services performed under this Program must be submitted with an authorization for payment or reimbursement to the Edison International Controller. Reimbursement for eligible services will be paid to the Participant by the end of the calendar year following the calendar year in which the expenses were incurred. Eligible services incurred or reimbursements paid in one year will not affect the amount eligible for reimbursement in any other year.
     V. SERVICE PROVIDERS
1. The Chairman of the Board and Chief Executive Officer of Edison International will (a) designate the professional providers of services for the Program and/or (b) establish the qualification requirements of professional providers for those instances when Edison International gives Participants discretion to select their own.
2. Edison International will periodically inform Participants who the approved professional providers are under the Program. In addition, Edison International will specify the qualification requirements which must be met by professional providers when Participants have selection discretion.
     VI. SERVICES FOLLOWING RETIREMENT
Services under this Program to the Participant and his/her surviving spouse will continue for five years after the retirement of the Participant, provided however, that the surviving spouse and the Participant must have been married on the date of the Participant’s retirement. In the event of the re-marriage of the surviving spouse of the Participant during the five-year period following retirement, any benefits under this Program will cease as of the date of the re-marriage. All benefits under this Program will cease on the anniversary of the fifth year following the Participant’s retirement from the Company.
     VII. TAXES
1. Amounts paid on behalf of a Participant under this Program may be subject to income tax withholding or other deductions as may be required from time-to-time by federal, state or local law.
2. Any taxes which may result because of the services provided under this Program are the sole responsibility of the Participant.

     VIII. CONFIDENTIALITY
Information obtained in the course of this Program will be held confidential between the professional service providers and their individual clients, and such information will not be made available to Edison International or the affiliate unless required by a court of competent jurisdiction, or unless such information is required to be disclosed by law, or by the professional service provider’s ethical standards of conduct.
     IX. ADMINISTRATION
1. This Program is administered by the Compensation and Executive Personnel Committee of the Board of Directors or its designee. Day-to-day administration of the Program has been delegated to the Executive Compensation Division of Southern California Edison Company. The Committee will at all times have full power and authority to interpret, construe, administer, and prospectively to modify, amend, or terminate this Program. The Committee’s interpretations, constructions and actions shall be binding and conclusive on all persons for all purposes. No member of the Committee, nor its designee, shall be liable to any person for any action taken or omitted in connection with this Program.
2. Questions as to the extent of covered services or other routine administrative matters, and questions regarding the scope of this Program will be decided by the Edison International General Counsel in consultation with the Edison International Controller, and as they deem necessary, with the Chairman of the Board and Chief Executive Officer.
     X. NO RIGHT TO CONTINUED EMPLOYMENT
Nothing contained in this document or the Program shall be construed as conferring upon a Participant the right to continue in the employ of Edison International or an Edison International affiliate as an Executive Officer or in any other capacity. A Participant’s eligibility to participate in this Program will continue only so long as the Participant remains an Executive Officer of the Company, an otherwise qualified and approved Participant, or a retired Participant subject to the limitations of the Program.
     XI. SIX MONTH DELAY FOR SECTION 409A
Notwithstanding any provision of this Program to the contrary, if the Participant is a “specified employee” as defined in Section 409A of the Internal Revenue Code, the Participant shall not be entitled to any reimbursements or payments under the Program upon a termination of his or her employment until the earlier of (i) the date which is six (6) months after his or her “separation from service” (as such term is defined in Section 409A of the Internal Revenue Code and regulations promulgated thereunder) for any reason other than death, or (ii) the date of the Participant’s death. Any reimbursements or other amounts otherwise payable to the Participant following a termination of his or her employment that are not so paid by reason of this Section XI shall be paid as soon as practicable (and in any event within thirty (30) days) after the date that is six (6) months after the Participant’s separation from service (or, if earlier, the date of the Participant’s death). The provisions of this Section XI shall only apply if, and to the extent, required to comply with Section 409A of the Internal Revenue Code.

     XII. MISCELLANEOUS
1. If any of the provisions of this Program are held invalid, or held to violate any law, the remainder of the Program may remain in full force and effect.
2. Any right to receive services under this Program is hereby expressly declared to be a personal, nonassignable and nontransferable benefit of employment related to the Participant’s status as an Executive Officer or other executive of Edison International or an affiliate. In the event of any attempted assignment, alienation or transfer of such rights contrary to the provisions of this Program, or upon determination by the Chairman of the Board and Chief Executive Officer after consultation with the General Counsel and the Controller that in their good faith opinion the Participant has abused his/her services under the Program, and after written notice of such determination has been given to the Participant, Edison International shall have no further liability for the provision of or payment for services hereunder.
3. This Program will be governed by the laws of the State of California.
4. This Program is effective on September 21, 1989.

Edison International
By: Diane L. Featherstone
Diane L. Featherstone

4